UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K/A

CURRENT REPORT
_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 8, 2007

Health Net, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-12718	95-4288333

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21650 Oxnard Street
Woodland Hills, CA 91367
(Address of principal executive offices, zip code)

(818) 676-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A amends and supplements the disclosure provided pursuant to Item 5.02 on the Current Report on Form 8-K filed by Health Net, Inc. (“Health Net” or the “Company”) on November 8, 2007, to provide information that was not available at the time of the original Form 8‑K.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2007, Health Net, Inc. announced the appointment of James E. Woys as the Company’s Chief Operating Officer, commencing on November 12, 2007.

In light of Mr. Woys’ new role within the Company as Executive Vice President and Chief Operating Officer, the Compensation Committee of the Board of Directors of the Company has reviewed Mr. Woys’ prior compensation arrangement with the Company, and the Company and Mr. Woys have agreed to amend and restate Mr. Woys’ existing Employment Letter Agreement dated January 20, 2006, as amended on January 24, 2007, to reflect Mr. Woys’ new responsibilities within the Company.  The material terms of the amended and restated employment agreement (the “Agreement”) are set forth below.

Under the Agreement, Mr. Woys will receive an annual base salary of $700,000.  Mr. Woys will also be eligible to participate in the Health Net Executive Incentive Plan (“EIP”), which will provide him the opportunity, during each plan year in which he is a participant in the EIP, to earn up to 100% of his base salary as additional compensation according to the terms of the actual EIP documents.  The bonus payment under the EIP will range from 0% to 200% of target depending upon the actual results achieved, and specific, individually tailored measures established by Health Net that must be achieved by Mr. Woys in order for him to be eligible to receive bonus payments for any given plan year.

In addition, the Agreement provides that Mr. Woys is entitled to reimbursement of up to $5,000 per year of costs incurred for personal financial counseling services, accommodation benefits in the form of furnished corporate housing in Woodland Hills, California, for the period from January 1, 2008 through June 30, 2008, and a car allowance of $1,000 per month.  Further, the Agreement provides for Mr. Woys’ participation in various employee benefit plans, including paid time off, holidays, insurance and Health Net’s 401(k), the Supplemental Executive Retirement Plan (“SERP”), deferred compensation and tuition reimbursement plans, should he meet the participation requirements of the applicable employee benefit plan.  Mr Woys is 100% vested in the SERP based on his current tenure with the Company.  The SERP is designed to provide participants 50% of their base and cash bonus compensation calculated as an average from their last five years of employment with the Company.  This SERP benefit is then reduced by the participant’s social security and 401(k) benefits.

The Agreement provides that Mr. Woys’ employment with Health Net may be terminated by him or Health Net at any time with or without cause.  The Agreement provides Mr. Woys with two potential severance arrangements in the event of a termination of his employment, other than due to his death or disability:

•
Termination Without Cause Not Following Change in Control.  If, at any time not within two years after a change in control (as defined in the Agreement) of Health Net, Mr. Woys’ employment is terminated by Health Net without cause (as defined in the Agreement), and provided that Mr. Woys signs a separation agreement waiver and release of claims substantially in the form prescribed by the Agreement (the “Separation Agreement”), Mr. Woys will be entitled to receive a lump-sum payment equal to twenty-four months of his then-current base salary, benefit continuation for Mr. Woys and his dependents for an initial six month period and payment of COBRA premiums for an additional eighteen month period, provided Mr. Woys elects to continue those benefits under COBRA.

•
Termination Without Cause or For Good Reason Following Change in Control.  If, at any time within two years after a change in control, Mr. Woys’ employment is terminated by Health Net without cause or Mr. Woys terminates his employment for good reason (as defined in the Agreement) (by giving the Company at least fourteen days prior written notice of the effective date of termination), Mr. Woys will be entitled to receive, provided he signs a Separation Agreement, a lump-sum payment equal to thirty-six months of his then-current base salary, benefit continuation for Mr. Woys and his dependents for an initial eighteen month period and payment of COBRA premiums for an additional eighteen month period, provided Mr. Woys elects to continue those benefits under COBRA.  This severance allowance will be forfeited in the case of a termination by Mr. Woys if Health Net requests in writing, prior to the termination, that Mr. Woys continue in its employ for ninety days following the change in control, and Mr. Woys voluntarily leaves the employ of Health Net prior to the expiration of that ninety day period.

In the event that Mr. Woys voluntarily terminates his employment, other than for good reason at any time within two years after a change in control of the Company, the Agreement provides that he would not be eligible to receive any of the severance benefits under the Agreement.

In the event that the Company terminates Mr. Woys for cause (as defined in the Agreement), the Agreement provides that he would not be eligible to receive any of the severance benefits under the Agreement.

In the event that Mr. Woys’ employment is terminated due to death or disability (as defined in the Agreement), he or his beneficiaries or estate would be entitled under the Agreement to continuation of benefits for a period of twelve months and a lump-sum payment equal to one times (1x) his then-current base salary, provided that Mr. Woys (or his beneficiaries or estate, as applicable) signs a Separation Agreement.

To the extent these payments constitute a “parachute payment” under Section 280G of the Internal Revenue Code and at least $50,000 of such payments are subject to excise taxes, Health Net has agreed to provide Mr. Woys with a full tax gross-up, which will cover those excise taxes and all additional taxes he incurs by reason of such payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 4, 2007
HEALTH NET, INC.

By:	/s/ Linda V. Tiano
	Name:	Linda V. Tiano
	Title:	Senior Vice President, General
Counsel and Secretary